The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This filing is made pursuant to Rule 424(b)(5) under the Securities Act of 1933 in connection with Registration No. 333-64558

Subject to Completion. Dated January 10, 2003.

Prospectus Supplement to Prospectus dated July 12, 2001.

$400,000,000

$250,000,000           % Notes due 2013

$150,000,000           % Notes due 2033

       We are offering $250,000,000 aggregate principal amount of      % Notes due 2013 and $150,000,000 aggregate principal amount of      % Notes due 2033. We will pay interest on the notes on                       and                       of each year. The first such payment will be made on                       , 2003. The      % Notes due 2013 will mature on                       , 2013 and the           % Notes due 2033 will mature on                       , 2033. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. We may redeem some or all of the notes in whole or in part at any time at the redemption prices set forth in this prospectus supplement.

       The notes are unsecured and unsubordinated debt securities. We do not intend to list the notes on any national securities exchange.

       See “Risk Factors” beginning on page S-4 to read factors you should consider before buying the notes.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Per Note
	Due 2013	Due 2033	Total

Initial public offering price	%	%	$
Underwriting discount	%	%	$
Proceeds, before expenses, to us	%	%	$

       The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from                , 2003 and must be paid by the purchaser if the notes are delivered after                       , 2003.

       The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on                       , 2003.

Joint Book-Running Managers

Goldman, Sachs & Co.	Salomon Smith Barney

Banc of America Securities LLC

                        JPMorgan
Wachovia Securities

Prospectus Supplement dated                , 2003.

FORWARD-LOOKING STATEMENTS
IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
SUMMARY INFORMATION
AVERY DENNISON CORPORATION
THE OFFERING
Certain Common Terms of the Notes
SELECTED FINANCIAL INFORMATION
RISK FACTORS
USE OF PROCEEDS
SUMMARY PRO FORMA CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE NOTES
UNDERWRITING
LEGAL MATTERS
EXPERTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
AVERY DENNISON CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

FORWARD-LOOKING STATEMENTS

       This prospectus supplement and the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute “forward-looking statements.” Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “should” or similar expressions which refer to future events and trends, identify forward-looking statements that involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. Forward-looking information may relate to such matters as sales, unit volume, income, margins, earnings per share, return on equity, return on total capital, economic value added, capital expenditures, dividends, cash flow, debt to capital ratios, growth rates, future economic performance and trends, short- and long-term plans (including financing, operating and strategic plans) and objectives for future operations as well as assumptions, expectations, projections and estimates relating to any of the forward-looking information.

       You are cautioned not to rely unduly on any forward-looking statements. Cautionary statements setting forth important factors that could cause actual results to differ materially from our forward-looking statements are discussed in more detail in our Annual Report on Form 10-K for the year ended December 29, 2001, as amended, our Quarterly Report on Form 10-Q for the nine-month period ended September 28, 2002, as amended, our Current Report on Form 8-K filed on June 3, 2002 and other documents on file with the Securities and Exchange Commission and under “Risk Factors” in this prospectus supplement.

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS

PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

       This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering. The second part, the base prospectus, gives more general information, some of which may not apply to the notes we are offering.

       If the description of the notes varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

i

SUMMARY INFORMATION

       The following information supplements, and should be read together with, the information contained in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the      % Notes due 2013 and        % Notes due 2033. In this prospectus supplement, we refer to the        % Notes due 2013 as the “Notes due 2013” and the      % Notes due 2033 as the “Notes due 2033,” and the Notes due 2013 and the Notes due 2033 are collectively referred to as the “notes.” You should carefully read this prospectus supplement and the accompanying prospectus, as well as the documents they incorporate by reference, to understand fully the terms of the notes and other considerations that are important to you in making a decision about whether to invest in the notes. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to “we,” “us” and “our” should be read to refer to Avery Dennison Corporation and its subsidiaries.

AVERY DENNISON CORPORATION

       We are a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer and converted products. Some of these materials are “converted” into labels and other products through embossing, printing, stamping and die-cutting, and some are sold in unconverted form as base materials, tapes and reflective sheeting. We also manufacture and sell a variety of consumer and converted products and other items not involving pressure-sensitive components, such as notebooks, three-ring binders, organizing systems, markers, fasteners, business forms, reflective highway safety products, tickets, tags and imprinting equipment. Our total sales in 2001 were approximately $3.8 billion.

       We manufacture and sell these products from approximately 200 manufacturing facilities and sales offices located in over 40 countries, and employ approximately 19,200 persons worldwide. International operations, principally in Western Europe, constitute a significant portion of our business. In addition, we have expanded our operations in Asia Pacific and Latin America.

       Our principal executive offices are located at 150 North Orange Grove Boulevard, Pasadena, California 91103 and our telephone number is (626) 304-2000.

THE OFFERING

Notes Due 2013

Amount of Notes Offered	$250,000,000 in principal amount of % Notes due 2013

Maturity	, 2013

Interest Rate	% per annum, accruing from , 2003

Notes Due 2033

Amount of Notes Offered	$150,000,000 in principal amount of % Notes due 2033

Maturity	, 2033

Interest Rate	% per annum, accruing from , 2003

Certain Common Terms of the Notes

Interest Payment Dates	and , beginning , 2003

Ranking	The notes are unsecured and unsubordinated obligations. The notes will rank senior to all of our existing and future indebtedness that is subordinated to the notes and equally with all of our other existing and future unsecured unsubordinated indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries. As of September 28, 2002, our subsidiaries had approximately $270 million of indebtedness outstanding, in addition to other liabilities. The notes permit us and our subsidiaries to incur additional debt.

Optional Redemption	We may redeem all or a portion of the notes at any time at the redemption prices described in this prospectus supplement plus accrued interest to the date of redemption.

Covenants	We will be subject to covenants that restrict our ability to (a) issue, incur or guarantee certain debt for borrowed money secured by a lien, subject to certain exceptions, (b) to enter into certain sale and leaseback transactions, and (c) to make certain payments on our capital stock in the event of a payment default under the notes, as described under the heading “Description of the Notes — Covenants” in this prospectus supplement. The notes will not contain any other financial or similar restrictive covenants.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million. We intend to use a substantial portion of the net proceeds of the offering to reduce short-term debt. We intend to use any additional proceeds for general corporate purposes, including repaying, redeeming or repurchasing existing debt, and for working capital, capital expenditures and acquisitions.

SELECTED FINANCIAL INFORMATION

       The following selected financial information for the fiscal years ended 1999, 2000 and 2001 and for the nine-month periods ended September 29, 2001 and September 28, 2002 are derived from our consolidated financial statements. The selected financial information for the nine-month period ended September 28, 2002 is not necessarily indicative of results for the entire year. The selected financial information set forth below should be read in conjunction with the detailed information, consolidated financial statements and related notes and applicable management’s discussion and analysis included in the 2001 Annual Report on Form 10-K, as amended, and our third quarter 2002 Quarterly Report on Form 10-Q, as amended, which are incorporated herein by reference.

	For the Nine
	Months Ended		Fiscal Year Ended

	Sept. 28, 2002	Sept. 29, 2001	2001	2000	1999

	(Dollars in millions)
Income Statement:
Net sales	$3,101.6	$2,890.7	$3,803.3	$3,893.5	$3,768.2
Gross profit	1,008.6	943.6	1,240.2	1,332.2	1,281.4
Marketing, general and administrative expense	676.6	627.2	830.5	851.3	842.6
Other (income) expense (net)	15.2	—	(0.3)	—	65.0
Interest expense	30.7	39.7	50.2	54.6	43.4
Income before taxes and accounting change	286.1	276.7	359.8	426.3	330.4
Taxes on income	84.4	91.4	116.4	142.8	115.0
Net income	201.7	185.1	243.2	283.5	215.4
Net income per common share	2.05	1.89	2.49	2.88	2.17
Net income per common share assuming dilution	2.03	1.88	2.47	2.84	2.13
Balance Sheet (end of period):
Total assets	3,302.1	2,855.1	2,809.4	2,699.1	2,592.5
Long-term debt	768.7	701.7	626.7	772.9	617.5
Total debt	1,037.6	889.6	849.7	827.2	685.7
Shareholders’ equity	1,020.2	930.3	929.4	828.1	809.9
Other information:
Number of employees	19,200	17,600	17,300	17,900	17,400
Research and development expense	$53.4	$51.9	$69.9	$67.8	$64.3
Total debt as a percent of total capital	50.4%	48.9%	47.8%	50.0%	45.8%

          The Company adopted SFAS 142, “Goodwill and Other Intangible Assets,” effective at the beginning of fiscal 2002 and as a result, ceased amortization of goodwill as of that date. Had the Company accounted for its goodwill under SFAS 142 for all periods presented, the Company’s net income and earnings per share would have been as follows:

	For the Nine
	Months Ended		Fiscal Year Ended

	Sept. 28, 2002	Sept. 29, 2001	2001	2000	1999

	(Dollars in millions)
Reported net income	201.7	185.1	243.2	283.5	215.4
Goodwill amortization, net of tax	—	10.4	13.6	13.1	10.2

Adjusted net income	201.7	195.5	257.0	296.6	225.6

Basic earnings per share:
As reported	2.05	1.89	2.49	2.88	2.17
Goodwill amortization	—	0.11	0.14	0.13	0.10

Adjusted basic earnings per share	2.05	2.00	2.63	3.01	2.27

Diluted earnings per share:
As reported	2.03	1.88	2.47	2.84	2.13
Goodwill amortization	—	0.10	0.14	0.13	0.10

Adjusted diluted earnings per share	2.03	1.98	2.61	2.97	2.23

RISK FACTORS

       You should carefully consider the risks described below together with the other information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in the notes.

       Operating results are strongly influenced by general economic conditions and growth (or contraction) of the principal economies where we operate.

       All economies in which we operate, including the United States, Canada, Europe, Latin America and the Asia-Pacific region, are cyclical and the rates of growth (or contraction) can vary substantially. Our international operations are strongly influenced by changes in the political, economic, tax and regulatory environment (including tariffs) in the countries in which we conduct our operations.

       We are exposed to the impact of interest rate and foreign currency exchange rate changes.

       At September 28, 2002, our variable rate borrowings approximated $635 million, and approximately 40% of our sales were in foreign currencies, which fluctuate in relation to one another and to the United States dollar. Fluctuations in interest rates can increase borrowing costs and fluctuations in currencies can cause transaction, translation and other losses.

       Our results of operations could be adversely affected by fluctuations in availability and cost of raw materials and labor.

       As a manufacturer, our sales and profitability are dependent upon availability and cost of raw materials, which are subject to price fluctuations, and the ability to control or pass on costs of raw materials and labor. Inflationary and other increases in the costs of raw materials and labor have occurred in the past and are expected to recur, and our performance depends in part on our ability to reflect changes in costs in selling prices for our products, our productivity, and the success of our higher margin businesses. Past performance may or may not be replicable in the future.

       Our sales and profitability are susceptible to fluctuations resulting from relationships with, and the financial and operating conditions of, our customers.

       Our customers are widely diversified, but in certain portions of our business, industry concentration has increased the importance and decreased the number of significant customers. In particular, sales of our consumer products in the United States are concentrated in a few major customers, principally discount office product superstores, mass merchandisers and distributors. These developments, including increased credit risks and the possibility of related bad debt write-offs, increase pressures on our margins and profits.

       Our success is dependent on our ability to develop and successfully introduce new products and to acquire and retain intellectual property rights.

       A significant portion of our revenues in each of our recent fiscal years has been represented by sales of products introduced within five years prior to the period in question. Our ability to develop and successfully market new products and to develop, acquire and retain necessary intellectual property rights is therefore essential to our continued success, which ability cannot be assured.

       Numerous other factors over which we may have limited or no control may affect our performance and profitability.

       Other factors that may influence our earnings include: changes in business mix; successful integration of new acquisitions; rates of growth and profitability influenced by customer or supplier business reorganizations or combinations; loss of significant contracts or customers;

risks and uncertainties relating to investment in development activities and new production facilities; timely development and successful market acceptance of new products; impact of competitive products and pricing; developments concerning or claims by or against us relating to intellectual property rights and intellectual property licenses; disruptions in transportation networks; dependability of utilities; impact of computer viruses; the ability and willingness of purchasers to substitute other products for the products that we manufacture or distribute; financial condition and inventory strategies of customers and suppliers; credit risks; changes in customer order patterns; increased competition; pricing, purchasing, financing and promotional decisions by intermediaries in the distribution channels which could affect orders or end-user demand for our products; legal and administrative cases and proceedings (whether civil, such as environment and product related, or criminal), settlements, judgments and investigations, claims, and changes in those items; adoption of new or change in accounting policies and practices and the application of such policies and practices; and acts of war, terrorism, weather and other natural disasters.

USE OF PROCEEDS

       We estimate that we will receive net proceeds from the offering of approximately $          . We intend to use a substantial portion of the net proceeds of the offering to reduce short-term debt, including commercial paper and callable commercial notes. The commercial paper outstanding typically has maturities of one week or less and borrowing costs of the Fed Funds rate plus approximately 10-20 basis points. The callable commercial notes mature in December 2003, but are callable monthly beginning in March, 2003, and have a borrowing cost of LIBOR plus 110 basis points. Some of this debt was incurred to finance acquisitions, and the balance for general corporate purposes. We intend to use any remaining proceeds for general corporate purposes, including repaying, redeeming or repurchasing existing debt and for working capital, capital expenditures and acquisitions.

SUMMARY PRO FORMA CAPITALIZATION

       The following table sets forth our unaudited consolidated capitalization as of September 28, 2002 on a historical basis, pro forma basis and pro forma as adjusted basis. The unaudited consolidated capitalization on a pro forma basis gives effect to indebtedness incurred in connection with our acquisitions of RVL Packaging Inc. and L&E Packaging completed on November 5, 2002. The pro forma as adjusted data also reflects the offering of the notes and the application of the net proceeds to the repayment of outstanding indebtedness, including the indebtedness incurred to finance the acquisitions. You should read this table in conjunction with our unaudited consolidated financial statements and the related notes contained in our Quarterly Report on Form 10-Q for the periods ended September 28, 2002, as amended.

	As of September 28, 2002

			Pro Forma
	Actual	Pro Forma	As Adjusted(1)

	(In millions)
Short-term debt and current portion of long-term debt	$268.9	$268.9	$
Acquisition debt	—	178.0
Long-term debt(2)	768.7	768.7
Other long-term obligation(3)	81.1	81.1		81.1
Total shareholders’ equity	1,020.2	1,020.2		1,020.2

Total capitalization	$2,138.9	$2,316.9	$

(1)	A substantial portion of the proceeds from this offering, net of estimated expenses and discounts (approximately $3 million), will be used to reduce commercial paper and callable commercial notes borrowings.

(2)	Includes $69 million of commercial paper classified as long-term debt that will be paid from the net proceeds of this offering.

(3)	Obligation assumed in connection with our transaction with Steinbeis Holding GmbH in the first quarter of 1999 which we intend to pay in full in 2004.

RATIO OF EARNINGS TO FIXED CHARGES

       Our ratios of earnings to fixed charges are as follows for the periods indicated:

		Fiscal Year Ended
	Nine Months Ended
	September 28, 2002	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges	6.8	5.8	6.7	6.3	7.4	7.3

       We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before taxes plus fixed charges (excluding capitalized interest), and “fixed charges” consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.

DESCRIPTION OF THE NOTES

       The notes offered by this prospectus supplement will be issued under an indenture dated as of July 3, 2001, between us and J. P. Morgan Trust Company, National Association (successor to Chase Manhattan Bank and Trust Company, National Association) as trustee. We have summarized selected provisions of the notes and the indenture below. This summary supplements and, to the extent inconsistent with, supersedes and replaces the description of the general terms and provisions of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. In this section, “we” or “us” refers to Avery Dennison Corporation and not to its subsidiaries. Each series of notes is being sold separately and not as a unit.

General

       The Notes due 2013 will initially be limited to $250,000,000 aggregate principal amount. The Notes due 2013 will mature on                     , 2013 and will bear interest at a rate of           % per year. The Notes due 2033 will initially be limited to $150,000,000 aggregate principal amount. The Notes due 2033 will mature on                     , 2033 and will bear interest at a rate of           % per year. The Notes due 2013 and the Notes due 2033 will each constitute a separate series of debt securities under the indenture.

       Interest on each series of notes will accrue from                     , 2003, or from the most recent interest payment date to which interest has been paid or duly provided for. We will pay interest on the notes semi-annually in arrears on                               and                               of each year, commencing                               , 2003 to the person in whose name a note is registered at the close of business on                               or                               , as the case may be, immediately preceding the interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

       We may, from time to time, without the consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes we offer by this prospectus supplement. Any additional notes having such similar terms together with the applicable notes will constitute a single series of debt securities under the indenture. We may also issue other notes and incur other indebtedness.

       If any interest payment date or maturity or redemption date falls on a day that is not a business day at any place of payment, then the payment will be made on the next business day at that place of payment without additional interest and with the same effect as if it were made on the originally scheduled date.

       The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000. The notes initially will be issued in book-entry form and represented by one or more global notes registered in the name of The Depository Trust Company and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described below under “Book-Entry, Delivery and Form.”

       The notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. However, the notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. The notes will be effectively subordinated to all liabilities of our subsidiaries. As of September 28, 2002, our subsidiaries had approximately $270 million of indebtedness outstanding, in addition to other liabilities. The notes permit us and our subsidiaries to incur additional debt.

       We will be entitled to redeem the notes at our option as described below under “Optional Redemption.” The notes will not be subject to a sinking fund. You will not be permitted to require us to redeem or repurchase the notes at your option.

Optional Redemption

       We may redeem the Notes due 2013, in whole or in part, at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any interest payments accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), as determined by the Quotation Agent (as defined below), plus basis points;

plus, in each case, accrued and unpaid interest on the notes to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

       We may redeem the Notes due 2033, in whole or in part, at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any interest payments accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined below), as determined by the Quotation Agent (as defined below), plus basis points;

plus, in each case, accrued and unpaid interest on the notes to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

       We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

       Unless we default in the payment of the redemption price and accrued interest, on and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption.

       “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

       “Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

       “Quotation Agent” means the Reference Treasury Dealer appointed by us.

       “Reference Treasury Dealer” means (A) each of Goldman, Sachs & Co., Salomon Smith Barney Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Securities (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

       “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

       “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Covenants

       Restrictions on Secured Debt. We will not, nor will we permit any of our Subsidiaries to, incur, issue, assume or guarantee any Debt secured by a Lien on any of our or our Subsidiary’s Principal Property, or on any share of capital stock or Debt of any Subsidiary, unless we secure or cause such Subsidiary to secure the notes equally and ratably with (or, at our option, prior to) such secured Debt, so long as such secured Debt is so secured.

       The foregoing restrictions will not apply to Debt secured by the following:

(i) Any Lien existing on July 3, 2001;

(ii) Liens on property of, or on any shares of capital stock of or Debt of, any Person existing at the time such Person becomes a Subsidiary;

(iii) Liens in our favor or in favor of any Subsidiary;

(iv) Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(v) Liens on property, or on any shares of capital stock or Debt of any Subsidiary existing at the time of acquisition thereof (including through merger or consolidation).

(vi) Any Lien securing indebtedness incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Lien and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

(vii) Liens securing industrial revenue bonds, pollution control bonds or similar types of bonds;

(viii) Mechanics and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(ix) Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

(x) Liens for taxes, assessments or governmental charges or levies which are not then delinquent or, if delinquent, are being contested in good faith;

(xi) Liens put on any property in contemplation of its disposition, provided we have a binding agreement to sell at the time the Lien is imposed and we dispose of the property within one year after the creation of the Liens and that any indebtedness secured by the Liens is without recourse to us or any of our Subsidiaries;

(xii) Liens (including judgment liens) arising from legal proceedings being contested in good faith (and, in the case of judgment liens, execution thereof is stayed); and

(xiii) Any extension, renewal or replacement of any Liens referred to in the foregoing clauses (i) through (xii) inclusive or any Debt secured thereby, provided that such extension, renewal or replacement will be limited to all or part of the same property, shares of capital stock or Debt that secured the Lien extended, renewed or replaced.

       Notwithstanding the foregoing, we and our Subsidiaries may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the restrictions described above, provided that the aggregate amount of all such secured Debt, together with all our and our Subsidiaries’ Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in “Restrictions on Sales and Leasebacks” below), may not exceed 15% of Consolidated Net Tangible Assets.

       Restrictions on Sales and Leasebacks. We will not nor will we permit any of our Subsidiaries to enter into any sale and leaseback transaction involving any Principal Property, provided, however, we or any of our Subsidiaries may enter into a sale and leaseback transaction if any of the following occurs:

(i) the lease is for a period, including renewal rights, of not in excess of three years;

(ii) the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction;

(iii) the lease secures or relates to industrial revenue bonds, pollution control bonds or other similar types of bonds;

(iv) the transaction is between us and a Subsidiary or between Subsidiaries;

(v) we or a Subsidiary, within 120 days after we or a Subsidiary makes a sale or transfer, applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Board of Directors) to:

(A) the retirement of the notes or our other Funded Debt ranking on a parity with or senior to the notes, or the retirement of the securities or other Funded Debt of a Subsidiary; provided, however, that the amount to be applied to the retirement of our Funded Debt or a Subsidiary’s Funded Debt shall be reduced by (x) the principal amount of any notes (or other notes or debentures constituting such Funded Debt) delivered within such 120-day period to the trustee for retirement and cancellation and (y) the principal amount of such Funded Debt, other than items referred to in the preceding clause (x), voluntarily retired by us or a Subsidiary within 120 days after such sale; and provided further, that notwithstanding the foregoing, no retirement referred to in this subclause (A) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or

(B) the purchase of other property which will constitute a Principal Property having a fair market value, in the opinion of the Board of Directors, at least equal to the fair market value of the Principal Property leased in such sale and leaseback transaction; or

(vi) after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Liens on Principal Properties, or on shares of capital stock or Debt of Subsidiaries (with the exception of secured Debt which is excluded as described in “Restrictions on Secured Debt” above), would not exceed 15% of Consolidated Net Tangible Assets.

       Restriction on the Payment of Dividends and Other Payments. We will not declare or pay any dividends or make any distributions on our capital stock (except in shares of, or warrants or rights to subscribe for or purchase shares of, our capital stock), nor may we or any Subsidiary make any payment to retire or acquire shares of such stock, at a time when a payment default described in clauses (a) or (b) of “Events of Default” under the caption “Description of Debt Securities” in the prospectus has occurred and is continuing.

       Certain Definitions. The terms set forth below are defined in the indenture as follows:

       “Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates to such date at the actual percentage rate inherent in such arrangement as we have determined in good faith. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

       “Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all liabilities, other than deferred income taxes and Funded Debt, and (ii) goodwill, trade names, trademarks, patents, organizational expenses and other like intangibles we as well as our consolidated Subsidiaries own and computed in accordance with generally accepted accounting principles.

       “Debt” means debt issued, assumed or guaranteed by us for money borrowed.

       “Funded Debt” means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

       “Lien” means any lien, mortgage or pledge.

       “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

       “Principal Property” means any real property we or any Subsidiaries own or hereafter acquire (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets other than (i) any property which in the opinion of the Board of Directors is not of material importance to the total business conducted by us and our Subsidiaries as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

       “Subsidiary” means a Person more than 50% of the outstanding voting stock of which, or similar ownership interest in which, we or one or more other Subsidiaries own, directly or indirectly.

Events of Default

       We refer you to the section entitled “Description of Debt Securities” in the accompanying prospectus for a description of events of default applicable to the notes. In addition to the foregoing, an event of default occurs with respect to a series of notes upon a failure to pay at maturity or the acceleration of any of our or our subsidiaries indebtedness, other than non-recourse indebtedness, at any one time in an amount in excess of $25 million, if the indebtedness is not discharged or the acceleration is not annulled within 30 days after written notice to us by the trustee or the holders of at least 25% in principal amount of the outstanding notes of that series.

Book-Entry, Delivery and Form

       The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC” or “depositary”), New York, New York and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

       DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

       DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission, or the “SEC.”

       Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

       To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

       Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

       Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC’s procedures.

       In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

       Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

       Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.

       The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

       DTC is under no obligation to provide its services as depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

       As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global notes or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

•	an event of default under the indenture has occurred and is continuing with respect to the notes,

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

       We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

UNDERWRITING

       We and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

	Principal Amount of	Principal Amount of
Underwriters	Notes due 2013	Notes due 2033

Goldman, Sachs & Co.	$	$
Salomon Smith Barney Inc.
Banc of America Securities LLC
J.P. Morgan Securities Inc.
Wachovia Securities, Inc.

Total	$250,000,000	$150,000,000

       The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

       Each series of notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering prices of up to      % of the principal amount of the Notes due 2013 and up to      % of the principal amount of the Notes due 2033. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to      % of the principal amount of the Notes due 2013 and up to      % of the principal amount of the Notes due 2033. If all the notes are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms.

       Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

       In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of a series of notes while the offering is in progress.

       The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

       These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

       We estimate that our share of the total expenses of the offering of the notes, excluding underwriting discounts and commissions, will be approximately $       .

       We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

       Some of the underwriters and their affiliates have performed certain investment banking and advisory and general financing, trustee and banking services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

LEGAL MATTERS

       Latham & Watkins LLP, Los Angeles, California, will pass upon the validity of the notes offered pursuant to this prospectus supplement for Avery Dennison. O’Melveny & Myers LLP, Los Angeles, California, will pass upon certain legal matters for the underwriters.

EXPERTS

       The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 29, 2001, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$600,000,000

Avery Dennison Corporation

Debt Securities, Preferred Stock, Depositary Shares,

Common Stock and Warrants

        We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

      Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

      We may offer and sell the following securities:

•	debt securities;

•	preferred stock;

•	preferred stock represented by depositary shares;

•	common stock; and

•	warrants to purchase debt securities, common stock, preferred stock or depositary shares.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2001.

ABOUT THIS PROSPECTUS

      This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC.” By using a shelf registration statement, we may sell up to $600,000,000 aggregate offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information.”

      You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the supplement to this prospectus is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

      When we refer to “we,” “our” and “us” in this prospectus, we mean Avery Dennison Corporation, excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC and at the Regional Offices of the SEC as follows:

Public Reference Room 450 Fifth Street, N.W. 7 Room 1024 Washington, D.C. 20549	New York Regional Office World Trade Center Suite 1300 New York, New York 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2551

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      Our common stock is listed on the New York Stock Exchange (NYSE: AVY), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our web site address is http://www.averydennison.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

      This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

•	our Annual Report on Form 10-K filed with the SEC on March 29, 2001;

•	our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2001;

•	the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed with the SEC on October 24, 1997; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of the offering.

      You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Secretary

Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103
(626) 304-2000

FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that we incorporate by reference, contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are indicated by words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” and other expressions, which refer to future events and trends, and identify forward-looking statements that involve risks and uncertainties. We caution that forward-looking statements are not guarantees because there are inherent and obvious difficulties in attempting to predict the outcome of future events. Therefore, actual results may differ materially from those expressed or implied. We have based these forward-looking statements on our current expectations and projections about future events. Our ability to attain management’s goals and objectives are materially dependent on numerous factors, including, among other things, factors discussed in our filings with the SEC and the following:

•	the effect of general economic conditions and growth (or contraction) of the principal economies in which we operate, including the United States, Canada, Europe, Latin America and the Asia-Pacific region;

•	fluctuations in currencies;

•	the availability and cost of raw materials and the ability to control or pass on the costs of raw materials and labor;

•	industry concentration in certain portions of our business, leading to sales of certain types of products being concentrated in a few major customers;

•	our ability to develop and successfully market new products and to develop, acquire and retain necessary intellectual property rights; and

•	other miscellaneous factors such as the effects of interest rate increases, legal and administrative cases and proceedings, changes in customer demand or businesses, loss of significant contracts or customers, potential for customers to purchase substitute products, etc.

      The factors identified above are believed to be some, but not all, of the important factors that could cause actual events and results to be materially different from those that may be expressed or implied in any such forward-looking statements. Any forward-looking statements should also be considered in light of the factors detailed in Exhibit 99 of our Annual Report on Form 10-K for the year ended December 30, 2000.

AVERY DENNISON CORPORATION

      Our principal business is the production of pressure-sensitive adhesives and materials and the production of consumer and converted products. Some of these materials are “converted” into labels and other products through embossing, printing, stamping and die-cutting, and some are sold in unconverted form as base materials, tapes and reflective sheeting. We also manufacture and sell a variety of consumer and converted products and other items not involving pressure-sensitive components, such as notebooks, three-ring binders, organizing systems, markers, fasteners, business forms, reflective highway safety products, tickets, tags and imprinting equipment.

      We manufacture and sell these products from approximately 200 manufacturing facilities and sales offices located in 42 countries, and employ approximately 18,800 persons worldwide. International operations, principally in Western Europe, constitute a significant portion of our business. In addition, we are currently expanding our operations in Asia Pacific, Latin America and Eastern Europe.

      Our principal executive offices are located at 150 North Orange Grove Boulevard, Pasadena, California 91103 and our telephone number is (626) 304-2000.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges are as follows for the periods indicated:

	Three Months	Fiscal Year Ended
	Ended March 31,
	2001	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges	5.9	6.7	6.3	7.4	7.3	5.9

      We have computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before taxes plus fixed charges (excluding capitalized interest), and “fixed charges” consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.

USE OF PROCEEDS

      We intend to use the net proceeds from the sale of the securities for general corporate purposes, including repaying, redeeming or repurchasing existing debt, and for working capital, capital expenditures and acquisitions. We may invest funds not required immediately for such purposes in short-term investment grade securities.

DESCRIPTION OF SECURITIES

      The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities offered by us, please refer to the indenture, dated as of July 3, 2001, between us and Chase Manhattan Bank and Trust Company, National Association. The form of the indenture is filed as an exhibit to the registration statement. The trustee under the indenture is referred to as the “indenture trustee.” The indenture is subject to and governed by the Trust Indenture Act of 1939, and may be supplemented or amended from time to time following its execution.

DESCRIPTION OF DEBT SECURITIES

      The following description discusses the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities will be issued as senior debt securities, will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt.

      The debt securities will be governed by the indenture. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

      The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

      We may issue an unlimited amount of debt securities under the indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

      The debt securities will be unsecured obligations.

      Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a board resolution of Avery Dennison and in a supplemental indenture (including any pricing supplement) or in one or more officer’s certificates of Avery Dennison. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

(a) the title of the debt securities;

(b) any limit upon the principal amount of the debt securities;

(c) the person to whom interest is payable if other than the person in whose name the debt securities are registered;

(d) the date or dates on which principal will be payable or how to determine the dates and the right, if any, to shorten or extend the date on which principal will be payable and the conditions to any such change;

(e) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” and any record dates for the interest payable on the interest payment dates;

(f) whether we may extend the interest payment periods and, if so, the terms of any extension;

(g) the place where we will pay principal, premium and interest on the debt securities;

(h) the period or periods during which, and the price or prices at which, and the terms and conditions at which the debt securities may be redeemed, in whole or in part, at our option;

(i) any obligation, if any, we have to redeem or purchase the debt securities under any sinking fund, purchase fund or analogous provisions or at the option of a holder and the details of that obligation;

(j) the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(k) any index or formula for determining the amount of principal of, premium and interest on the debt securities, and the manner of determining those amounts;

(l) the currency, currencies or currency units in which we will pay principal, premium and interest on the debt securities and, if other than the currency of the United States of America, the manner of determining the equivalent thereof in the currency of the United States of America;

(m) the currency, currencies or currency units in which the principal, premium and interest on the debt securities will be paid, if, at our election or the election of the holders, such principal, premium and interest is to be paid in currencies or currency units other than those the debt securities are stated to be payable, and the terms and conditions upon which such election is to be made;

(n) any provision relating to deferral of interest payments;

(o) whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

(p) any rights of the holders to convert the debt securities into other securities or property and the terms and conditions of conversion;

(q) any addition, modification or deletion to any events of default or covenants that apply to the debt securities; and

(r) any other terms of the debt securities. (See Section 301.)

      One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the applicable prospectus supplement.

      Indexed debt securities may be issued with the principal amount payable at maturity, or the amount of interest payable on an interest payment date, to be determined by reference to a currency exchange rate, composite currency, commodity price or other financial or non-financial index as set forth in the applicable pricing supplement. Holders of indexed debt securities may receive a principal amount at maturity that is greater than or less than the face amount of such debt securities depending upon the value at maturity of the applicable index. Information as to the methods for determining the principal amount payable at maturity or the amount of interest payable on an interest payment date, as the case may be, any currency or commodity market to which principal or interest is indexed, foreign exchange and other risks and certain additional tax and other considerations with respect to indexed debt securities will be set forth in the applicable pricing supplement.

Payment of Debt Securities — Interest

      Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

      However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

(a) We will first propose to the indenture trustee the amount of defaulted interest proposed to be paid and a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

(b) Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the indenture trustee believes the proposal is practicable, payment will be made as proposed. (See Section 307.)

Payment of Debt Securities — Principal

      Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

      In our discretion, we may change the place of payment on the debt securities. (See Section 1002.)

Form; Transfers; Exchanges

      The debt securities will be issued:

(a) only in fully registered form;

(b) without interest coupons; and

(c) unless otherwise specified in a prospectus supplement, in denominations that are integral multiples of $1,000.

      You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” (See Section 305.)

      You may exchange or transfer debt securities at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (See Section 305.)

      In our discretion, we may change the place for registration of transfer or exchange of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 301, 305 and 1002.)

      Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Redemption

      We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, all or any portion of the debt securities may be redeemed at our option at any time and from time to time. The debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104.)

      Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1106.) If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (Section 1107.)

      Prior to the date fixed for redemption, we will deposit with the paying agent money sufficient to pay the redemption price and accrued interest on all debt securities to be redeemed on that date. (See Section 1105.)

Events of Default

      An “event of default” occurs with respect to debt securities of any series if:

(a) we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

(b) we do not pay principal or premium on any debt securities of the applicable series on its due date;

(c) we do not deposit any sinking fund payment when and if due by the terms of the applicable series of debt securities;

(d) we default in the performance or remain in breach of a covenant (excluding covenants not applicable to the affected series) in the indenture or the debt securities for 90 days after we receive a written notice of default stating we are in default or breach and requiring remedy of the default or breach; the notice must be sent by either the indenture trustee or registered holders of at least 25% of the principal amount of debt securities of the affected series;

(e) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

(f) any other event of default specified in the prospectus supplement occurs. (See Section 501.)

      No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

Remedies

Acceleration

      If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. (See Section 502.)

Rescission of Acceleration

      After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences, if:

(a) we pay or deposit with the indenture trustee a sum sufficient to pay:

(1) all overdue interest, other than interest which has become due by declaration of acceleration;

(2) the principal of and any premium which have become due other than by the declaration of acceleration and overdue interest on these amounts;

(3) interest on overdue interest, other than interest which has become due by declaration of acceleration, to the extent lawful;

(4) all amounts due to the indenture trustee under the indenture; and

(b) all events of default with respect to the affected series, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture. (See Section 502.)

      For more information as to waiver of defaults, see “Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

      If an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series, voting as a single class, without regard to the holders of outstanding debt securities of any other series that may also be in default will have the right to:

(a) direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee; or

(b) exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series.

      These rights of registered holders to make direction are subject to the following limitations:

(a) the registered holders’ directions will not conflict with any law or the indenture;

(b) the indenture trustee may take any other action it deems proper which is consistent with the registered holders’ direction; and

(c) the direction is not unduly prejudicial to the rights of holders of the debt securities of that series who do not join that.

      The registered holders’ directions may not involve the indenture trustee in personal liability where the indenture trustee believes indemnity is not adequate. (See Sections 512 and 601.)

      In addition, the indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless:

(a) that registered holder has previously given the indenture trustee written notice of a continuing event of default;

(b) the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of the affected series have made written request to the indenture trustee to institute proceedings in respect of an event of default and have offered the indenture trustee reasonable security or indemnity satisfactory to it against costs and liabilities incurred in complying with the request;

(c) for 60 days after receipt of the notice, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of the affected series.

      Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. (See Section 507.)

      However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 508.)

      If any event of default is continuing with respect to all the series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series.

Notice of Default

      The indenture trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived. (See Section 602.) The Trust Indenture Act currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

Waiver of Default and of Compliance

      The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series, voting as a single class, without regard to the holders of outstanding debt securities of any other series, may waive, on behalf of the registered holders of all debt securities of such series, any past default under the indenture with respect to such series, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security of the affected series. (See Section 513.)

      Compliance with some of the covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities. (See Section 1006.)

Consolidation, Merger and Conveyance of Assets as an Entirety

      Subject to the provisions described in the next paragraph, we will preserve our corporate existence. (See Section 1004.)

      We may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets, substantially as an entirety to any entity, and may not permit another entity to consolidate with or merge into us unless, among other things:

(a) the entity formed by the consolidation or into which we are merged, or the entity which acquires us or which leases our property and assets substantially as an entirety, is a corporation, partnership, limited liability company or trust, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of our covenants under the indenture, as supplemented;

(b) immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

(c) we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease, and that the supplemental indenture, if any, comply with the applicable provisions of the indenture, and that all the conditions precedent set forth in the indenture have been complied with. (See Section 801.)

Limited Restrictions

      Unless we otherwise state in the prospectus supplement, the indenture does not limit our ability to incur debt and does not give holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.

Covenants

      Any covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

Modification of Indenture

      Without Registered Holder Consent. Without the consent of any registered holders of debt securities, we and the indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

(a) to evidence the succession of another entity to us and the assumption by such person of the covenants in the indenture and the debt securities; or

(b) to add one or more covenants or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon us; or

(c) to add any additional events of default for all or any series of debt securities; or

(d) to add to or change any provision of the indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form or the issuance of debt securities in uncertificated form; or

(e) to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders; or

(f) to provide security for the debt securities of any series; or

(g) to establish the form or terms of debt securities of any series as permitted by the indenture; or

(h) to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee; or

(i) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect. (See Section 901.)

      If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and we and the applicable indenture trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

      With Registered Holder Consent. We and the indenture trustee may, with some exceptions, amend or modify the indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the amendment or modification (voting as one class).

However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

(a) change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest on or premium payable upon redemption, or change the currency in which any debt security or any premium or interest is payable thereon, or impair the right to bring suit to enforce any payment;

(b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver under the indenture; or

(c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

      A supplemental indenture which changes or eliminates any covenant or other provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches, or which modifies the rights of registered holders of debt securities of one or more series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche. (See Section 902.)

Defeasance and Covenant Defeasance

      The indenture provides, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

(a) discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance”; and

(b) released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as “covenant defeasance.”

      Among the conditions we must satisfy in order to effect a defeasance or a covenant defeasance is the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest and any mandatory sinking fund or analogous payments applicable on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption and any mandatory sinking fund or analogous payments applicable on those obligations. (See Section 1304.)

      The indenture permits defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. (See Section 1302.) Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. (See Section 1303). However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

      Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

      Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance generally should not be treated as a taxable exchange.

Satisfaction and Discharge

      The indenture will cease to be of further effect with respect to any series of debt securities, and we will be deemed to have satisfied and discharged all of our obligations under the indenture, except as noted below, when:

(a) all outstanding debt securities of such series have become due or will become due within one year at their stated maturity or on a redemption date; and

(b) we deposit with the trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding debt securities of such series.

      We will remain obligated to pay all other amounts due under the indenture and to perform certain ministerial tasks to be described in the indenture.

Resignation and Removal of the Indenture Trustee; Deemed Resignation

      The indenture trustee may resign at any time by giving written notice to us. The indenture trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series, and in certain circumstances may be removed by us.

      No resignation or removal of the indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the indenture.

      Under some circumstances, we may appoint a successor indenture trustee and, if the successor accepts, the indenture trustee will be deemed to have resigned. (See Sections 610 and 611).

Conversion Rights

      The terms and conditions of any debt securities being offered that are convertible into our common stock or other securities of Avery Dennison will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be mandatory, or at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

Governing Law

      The indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF

COMMON STOCK AND PREFERRED STOCK

      The following description of our common stock and preferred stock is only a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws. Therefore, you should read carefully the more detailed provisions of our Restated Certificate of Incorporation, as amended (the “Restated Certificate”), our Bylaws, as amended, and our Rights Agreement, dated October 23, 1997, between us and First Chicago Trust Company of New York, as rights agent, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

      This prospectus describes certain general terms of our capital stock. For a more detailed description of these securities, we refer you to the applicable provisions of Delaware law and our Restated Certificate. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities set forth in this prospectus. A prospectus supplement may change any of the terms of the securities described in this prospectus.

      Pursuant to our Restated Certificate, our authorized capital stock consists of 400,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. At June 30, 2001, we had 110,104,689 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

      Subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock, each holder of common stock is entitled to one vote per share on all matters voted upon by the stockholders. Each holder of common stock is entitled to receive ratably any dividends declared on the common stock by the board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

Delaware General Corporation Law Section 203

      As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder’s affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” The restrictions do not apply if:

•	prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•	upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

•	on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Preferred Stock

      Under the Restated Certificate, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to the issuance of shares of each series, the board of directors is required by the DGCL and the Restated Certificate to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

      All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

      We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

•	The title and stated value of the preferred stock;

•	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	Whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	The procedures for any auction and remarketing, if any, for the preferred stock;

•	The provisions for a sinking fund, if any, for the preferred stock;

•	The provision for redemption, if applicable, of the preferred stock;

•	Any listing of the preferred stock on any securities exchange;

•	The terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	Voting rights, if any, of the preferred stock;

•	Whether interests in the preferred stock will be represented by depositary shares;

•	A discussion of any material and/or special United States Federal income tax considerations applicable to the preferred stock;

•	The relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

      Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

Preferred Share Purchase Rights

      On October 23, 1997, our Board of Directors adopted a Rights Agreement (“Rights Plan”) and declared a dividend distribution of one preferred share purchase right (a “Right”) on each outstanding share of our common stock. Stockholders may transfer the Rights with the common stock only until they become exercisable. The Rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price to all of our stockholders. The Rights may cause substantial dilution to any party that may attempt to acquire us on terms not approved by our Board of Directors. However, the Rights are structured in a way so as not to interfere with any negotiated merger or other business combination.

      Generally, the Rights become exercisable only if a person or group (subject to certain exceptions stated in the Rights Plan) acquires 20% or more of the then outstanding shares of common stock or announces a tender offer which would result in ownership by a person or group of 20% or more of the then outstanding shares of common stock. Each Right entitles stockholders to buy one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $150.

      If we are acquired in a merger or other business combination transaction, each Right entitles its holder to purchase, at the Right’s then current price, a number of the acquiring company’s common shares having a then current market value of twice the Right’s exercise price.

      Following the acquisition by a person or group of beneficial ownership of 20% or more of our common stock (subject to certain exceptions stated in the Rights Plan) and prior to an acquisition of 50% or more of our common stock, our Board of Directors may exchange the Rights (other than Rights owned by the person or group), in whole or in part, at an exchange ratio of one common share per Right (subject to adjustment).

      Prior to the acquisition by a person or group of beneficial ownership of 20% or more of our common stock, the Rights are redeemable for $.01 per Right at the option of the board of directors.

      The Rights will expire on October 31, 2007.

Registrar and Transfer Agent

      First Chicago, a division of EquiServe, is the registrar and transfer agent for our common stock.

DESCRIPTION OF DEPOSITARY SHARES

General

      We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary (the “preferred stock depositary”) shares of preferred stock of each series represented by depositary shares. We will enter into a deposit agreement (each a “deposit agreement”) with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares (“depositary receipts”). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder’s fractional interest in the preferred stock, to all the rights and preferences of the series of the preferred stock represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

      Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and the depositary receipts are summaries of certain anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

Dividends and Other Distributions

      The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

      In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

      No distribution will be made in respect of any depositary share that represents any preferred stock converted into other securities.

Withdrawal of Stock

      Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless we have previously called for redemption or converted into other securities the related depositary shares), the holders will be entitled to delivery at that office of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive shares of the related preferred stock as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares.

Redemption of Depositary Shares

      Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid the applicable redemption price for the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

      From and after the date fixed for redemption:

•	all dividends in respect of the shares of preferred stock called for redemption will cease to accrue;

•	the depositary shares called for redemption will no longer be deemed to be outstanding; and

•	all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

Voting of the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary’s negligence or willful misconduct.

Liquidation Preference

      If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

      The depositary shares, as such, are not convertible into common stock or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred stock represented by the depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred stock. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue a new depositary receipt(s) for any depositary shares not converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

      We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

      We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

      In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed;

•	there has been a final distribution of the related preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred stock; or

•	each share of the related preferred stock has been converted into our securities which are not represented by depositary shares.

Charges of Preferred Stock Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

      The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

      The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred stock.

      We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give such information, and on documents we believe in good faith to be genuine and signed by a proper party.

      In the event the preferred stock depositary receives conflicting claims, requests or instructions from holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase debt securities (“debt warrants”), preferred stock (“preferred stock warrants”), depositary shares (“depositary shares warrants”) or common stock (“common stock warrants,” collectively with the debt warrants, the preferred stock warrants and the depositary shares warrants (“warrants”)). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

Debt Warrants

      We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	a discussion of the material United States Federal income tax considerations applicable to the exercise of the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

      Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments principal, premium or interest on the securities purchasable upon the exercise.

Other Warrants

      We will describe in the applicable prospectus supplement the terms of the preferred stock warrants, depositary shares warrants and common stock warrants being offered, including the following:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the number of the warrants issued with each share of preferred stock, common stock or depositary share;

•	any provisions for adjustment of the number or amount of shares of preferred stock, common stock or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the date on and after which the warrants and the related preferred stock, common stock or depositary shares will be separately transferable;

•	if applicable, a discussion of the material United States Federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire; and

•	the maximum or minimum number of the warrants which may be exercised at any time.

Exercise of Warrants

      Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock, common stock or depositary shares being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

      Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, depositary shares or shares of preferred stock or common stock purchasable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

PLAN OF DISTRIBUTION

      We may sell the securities described in this prospectus from time to time in one or more transactions

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

      We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

      The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any at the market offering of equity securities by or on our behalf.

      Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

      Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

Through Agents and Dealers

      We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

      If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

      If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

      The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

      Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

      Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

      Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange. The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

      Latham & Watkins, Los Angeles, California, will pass upon the validity of the securities offered hereby for us.

EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, on the authority of said firm as experts in giving said reports.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$400,000,000

Avery Dennison Corporation

              % Notes due 2013

              % Notes due 2033

Goldman, Sachs & Co.

Salomon Smith Barney
Banc of America Securities LLC
JPMorgan
Wachovia Securities